Exhibit 99.01
Diamond Foods Reports Fiscal 2006 Second Quarter Results
North American Retail Sales Increase 23%
Emerald Snack Sales Increase 60% to Nearly $9 Million
Company Updates FY2006 Guidance
Conference Call Today at 1:30 p.m. Pacific Time
STOCKTON, Calif., Mar. 9— Diamond Foods, Inc. (Nasdaq: DMND), a leading branded food company specializing in processing, marketing and distributing culinary and snack nuts under the Diamond of California and Emerald brands, today reported financial results for its fiscal 2006 second quarter ended January 31, 2006. As compared to the three months ended January 31, 2005, net sales grew 10.4% to $124.2 million, and North American retail sales increased 23.2% to $78.8 million.
For the three months ended January 31, 2006, GAAP fully-diluted earnings per share (EPS) were $0.20. For the six months ended January 31, 2006, net sales grew 6.0% to $302.2 million, GAAP fully-diluted EPS was $0.46 and non-GAAP fully-diluted EPS was $0.57. Non-GAAP EPS excludes a previously disclosed one time charge to cost of sales in the first quarter of fiscal 2006 resulting from Diamond’s conversion from a cooperative to a public company. This charge relates to the use of net realizable value accounting for certain inventories prior to August 1, 2005. Further details are provided below under the heading “About Non- GAAP Financial Measures.” EPS is not presented for the comparable 2005 period since the Company was a cooperative association consisting only of member interests and there were no shares outstanding.
“We are pleased with our second fiscal quarter as a public company,” said Michael J. Mendes, President and CEO. “Revenue from our North American retail channel grew 23%, and our Emerald product line achieved an increase in revenue of approximately 60% from last year’s second quarter to nearly $9 million. We have also begun to introduce our new, premium blend Emerald-branded trail mix to the trade and have received some very positive feedback. We believe this new product introduction will further strengthen our growth opportunities for the Emerald brand.”
Recent Financial and Corporate Development Highlights
- Achieved net sales of $124.2 million for the fiscal second quarter.

- Grew North American retail sales by 23% to $78.8 million.

North American retail sales represent sales of Diamond’s culinary, snack and in-shell products in the North American retail channel.

- Achieved 60% growth in snack sales. Earned $0.20 per share.

- Introduced Emerald trail mix to the trade.

Fiscal 2006 Outlook
“We are updating our fiscal 2006 guidance that we provided in December,” added Seth Halio, Executive Vice President and Chief Financial Officer. “We continue to expect North American retail sales growth of 25% to 30% for the year, and overall sales growth of 5% to 10%. We continue to believe non-GAAP EPS for fiscal 2006 excluding stock-based compensation expense will be in the range of $0.85 to $0.91 per share. We now believe stock-based compensation expense will increase by approximately $0.03 per share to $0.13 to $0.16 per share due to higher Diamond stock prices during the first half of the year. This estimate of non-GAAP EPS also excludes the effect of the previously announced one-time after-tax charge of approximately $0.11 per share in the first quarter resulting from the conversion and the use of net realizable value accounting for certain inventories acquired prior to August 1, 2005. We estimate GAAP EPS to be in the range of $0.60 to $0.66 per share.”
Financial Results
Gross margin as a percentage of net sales was 15.0% and 12.7% for the three months ended January 31, 2006 and 2005, respectively. (fiscal 2005 data is presented on a supplemental basis, as discussed below.)
Selling, general and administrative expenses for the three months ended January 31, 2006 decreased to $9.0 million from $9.9 million for the prior year comparable period. Selling, general and administrative expenses as a percentage of net sales were 7.3% in 2006 compared to 8.8% in 2005. Selling, general and administrative expenses for the three months ended January 31, 2006 included stock-based compensation charges of $1.1 million. There was no such charge in the prior year. Advertising costs for the three months ended January 31, 2006 declined to $4.3 million from $4.7 million for the prior year comparable period.
Net interest expense for the three months ended January 31, 2006 decreased to $0.2 million from $1.1 million, reflecting reduced borrowing due to repayment of indebtedness and utilization of cash from the July 2005 initial public offering to fund working capital requirements.
As of January 31, 2006, Diamond had approximately $31.0 million in cash and cash equivalents, no short-term borrowings, and 15.6 million common shares issued and outstanding.
Conference Call
Diamond will host a conference call and webcast today, March 9, 2006 at 1:30 p.m. Pacific Time to discuss fiscal second quarter 2006 results and recent corporate developments. The dial-in number for the conference call is 800-218-0204 for domestic participants and 303-262-2140 for international participants.
A taped replay of the conference call will be available beginning approximately one hour after the call’s conclusion, will remain available through March 16, 2006 at midnight Pacific Time, and can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, both using passcode 11049866#. To access the live webcast of the call, go to the Diamond Foods website at http://www.diamondfoods.com/. An archived webcast will also be available at http://www.diamondfoods.com/.

Financial Statements
Diamond’s financial results for the three and six months ended January 31, 2006 and 2005 were as follows (in thousands, except per share amounts):

	Statements of Operations		Statements of Net Proceeds *
	Three months	Six months	Three months	Six months
	Ended	Ended	Ended	Ended
	January 31, 2006		January 31, 2005

Net sales and other revenues	$124,157	$302,217	$112,488	$285,246
Patronage inventory at beginning of period	—	—	(203,846)	(101,403)
Patronage inventory at end of period	—	—	153,041	153,041

Net sales (2006)/ Gross marketing pool proceeds (2005)	124,157	302,217	61,683	336,884
Cost of sales	105,587	258,066	48,754	114,730
Cost of sales-NRV amount	—	2,770	—	—

Total cost of sales	105,587	260,836	48,754	114,730

Gross margin (2006)/ Proceeds before operating expenses (2005)	18,570	41,381	12,929	222,154
Operating expenses:
Selling, general and administrative (includes $1,109 and $1,891 for the three and six months ended January 31, 2006 of stock-based compensation)	8,998	18,188	9,933	17,917
Advertising	4,293	10,887	4,728	14,383

Total operating expenses	13,291	29,075	14,661	32,300

Income from operations (2006)/Operating proceeds (deficiency) (2005)	5,279	12,306	(1,732)	189,854
Interest, net	248	272	1,081	2,122
Conversion costs	—	—	163	189
Other	3	216	—	—

Income before income tax expense (2006)/Proceeds (deficiency) before income tax expense	5,028	11,818	(2,976)	187,543
Income tax expense (benefit)	1,951	4,667	(724)	(1,498)

Net income (2006)/Net proceeds (deficiency) (2005)	$3,077	$7,151	$(2,252)	$189,041

Earnings per share:
Basic	$0.20	$0.46
Fully-diluted	$0.20	$0.46

Shares used to compute earnings per share:
Basic	15,587	15,572
Fully-diluted	15,587	15,610
* Diamond conducted its business as an agricultural cooperative association prior to its initial public offering in July 2005. The financial statements for periods through July 31, 2005 include a statement of net proceeds prepared in accordance with GAAP for agricultural cooperative associations, rather than a statement of operations. Net proceeds are amounts distributable to member growers, and include net income or loss from sales of nuts other than walnuts. Net proceeds do not include any deduction for the cost of member walnuts sold during the period. Subsequent to July 31, 2005, Diamond’s financial statements are prepared in accordance with GAAP for companies that are not cooperative associations and include the cost of walnuts sold as part of cost of sales. EPS is not presented for periods in 2005 since the cooperative association consisted only of member interests and there were no shares outstanding.

Net sales and other revenues by product line were (in thousands):

	Three months ended		Six months ended
	January 31,		January 31,
	2006	2005	2006	2005

North American Retail	$78,835	$63,988	$186,165	$153,103
International	24,328	22,231	69,336	75,932
North American Ingredient/Food Service	20,275	25,183	44,811	54,263
Other	719	1,086	1,905	1,948

Total	$124,157	$112,488	$302,217	$285,246

Supplemental and Non-GAAP Financial Information
Diamond has provided the following non-GAAP financial information for the three and six month periods ended January 31, 2006 and 2005, which excludes a one-time charge to cost of sales in the first quarter of fiscal 2006 as a result of the conversion from a cooperative to a public company in July 2005. This charge relates to the use of net realizable value (NRV) accounting for certain inventories acquired prior to August 1, 2005. Starting August 1, 2005 Diamond began using the lower of cost or market method of valuing walnut inventories acquired subsequent to that date. As a result of using NRV accounting for certain inventories through July 31, 2005, these inventories were valued higher than they would have been under the lower of cost or market method. Therefore, as those inventories were sold, the amount charged to cost of goods sold was higher.
Furthermore, beginning August 1, 2005, Diamond’s cost basis for walnuts is the price it pays for walnuts. For the three and six months ended January 31, 2005, the following supplemental financial information, including estimated walnut acquisition costs, is presented for purposes of comparing Diamond’s financial results in 2006 to 2005. Estimated walnut acquisition costs are based on the “field price” reported by the California Statistical Office of the USDA National Agricultural Statistics Service, or CASS, for each related crop year. Diamond believes this information is the only available measure of industry- wide walnut acquisition costs. Diamond cannot determine an actual cost basis for walnuts acquired and sold in historical periods. In addition, Diamond:
- is unable to determine retroactively what it would have paid for walnuts in prior years had it not been a cooperative;

- is unable to determine whether what it would have paid for walnuts would approximate amounts paid to other growers by other processors as reflected in the CASS statistics;

- is limited by the level of detail provided by the CASS statistics; and cannot ensure that the cost of sales amounts implied by the CASS statistics are representative of future cost of sales amounts.
Diamond has not undertaken any effort to validate the accuracy of the CASS statistics.

	Three months ended January 31,		Six months ended January 31,
	2006	2005	2006	2005
	(non-GAAP)	(supplemental)	(non-GAAP)	(supplemental)
(in thousands)	(unaudited)		(unaudited)

Net sales and other revenues	$124,157	$112,488	$302,217	$285,246
Cost of sales	105,587	98,167	258,066	246,202

Gross margin	18,570	14,321	44,151	39,044

Operating expenses:
Selling, general and administrative	8,998	9,933	18,188	17,917
Advertising	4,293	4,728	10,887	14,383

Total operating expenses	13,291	14,661	29,075	32,300

Operating income (loss)	5,279	(340)	15,076	6,744

Interest expense	248	1,081	272	2,122
Other	3	163	216	189

Income before income tax expense	$5,028	$(1,584)	$14,588	$4,433

Reconciliation of GAAP to non-GAAP and supplemental information (in thousands, except per share amounts):

	Three months ended		Six months ended
	January 31,		January 31,
	2006	2005	2006	2005

GAAP cost of sales	$105,587	$48,754	$260,836	$114,730

Adjustment to remove one time impact of accounting for certain inventories on NRV basis	—	—	(2,770)	—

Adjustment to convert walnut inventories from crop year pool and NRV accounting to cost basis accounting and to record estimated walnut cost of goods sold.	—	49,413	—	131,472

Non-GAAP/supplemental cost of sales	$105,587	$98,167	$258,066	$246,202

GAAP income before income tax expense	$5,028		$11,818

Adjustment to remove one time impact of accounting for certain inventories on NRV basis	—		2,770

Non-GAAP income before income tax expense	5,028		14,588
Non-GAAP income tax expense	1,951		5,762

Non-GAAP net income	$3,077		$8,826

Non-GAAP earnings per share-fully diluted	$0.20		$0.57
Shares used in computing non-GAAP earnings per share-fully diluted	15,587		15,610

About non-GAAP financial measures: Diamond uses non-GAAP and supplemental financial information to supplement its consolidated financial statements presented in accordance with GAAP. However this presentation is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Diamond’s management believes that this supplemental financial information is useful to investors because Diamond’s financial statements for periods after July 31, 2005 include walnut acquisition costs that were not included in its financial statements for earlier periods. Accordingly, gross margins after this date will be materially different than those reported in the historical cooperative financial statements. Additionally, Diamond presented non-GAAP financial information for the six months ended January 31, 2006, to exclude the one-time charge related to its conversion from a cooperative and change from NRV accounting since it will not recur in the future. Providing this non-GAAP and supplemental financial information gives investors a basis to compare historical financial results to future financial results.
“Safe Harbor” Statement: Statements in this press release relating to Diamond’s business outlook and financial guidance are “forward-looking statements” and are subject to many risks and uncertainties that could cause actual results to differ materially from expectations. We presently consider the following to be among the important factors that could cause actual results to differ materially from expectations: (1) Product recalls or concerns with safety and quality of food products could harm sales or cause consumers to avoid our products. (2) Our raw materials are subject to fluctuations in availability and price, and supply shortages and/or price increases could hurt our profitability. (3) We face intense competition from national and regional competitors, including in the snack food industry, and if we cannot compete effectively, we may lose customers or suffer reduced sales. (4) We depend on a few significant customers for a large proportion of our sales, and the loss of any of these customers or material decrease in their purchases could result in decreased sales. (5) Changes in the food industry, including dietary trends and consumer preferences, could reduce sales of our products. (6) Since we conduct a substantial amount of business outside the U.S., we are subject to special risks which could reduce our sales and disrupt supplies, including local economic and political conditions, trade restrictions, changing regulatory requirements, currency rate fluctuations and natural disasters limiting supply of nuts purchased abroad. (7) We expect costs associated with product processing and transportation, such as fuel, electricity, water and natural gas, to increase, which could reduce our margins and profitability. A detailed discussion of these and other risks that affect our business is contained in our SEC filings, including our Annual Report on Form 10-K, particularly under the heading “Risk Factors.” Copies of our SEC filings are available online from the SEC or by contacting Diamond’s Investor Relations representatives at 415-896-6820 or by clicking on Investor Relations on Diamond’s website at http://www.diamondfoods.com/. All information in this release is current as of the date of this release. Diamond undertakes no duty to update any statement in light of new information or future events.
About Diamond
Diamond is a leading branded food company specializing in processing, marketing and distributing culinary and snack nuts under the Diamond of California and Emerald of California brands. Diamond’s products include walnuts, pine nuts, pecans, peanuts, macadamia nuts, hazelnuts, cashews, Brazil nuts and almonds.

Source: Diamond Foods, Inc.